EXHIBIT (a)(5)(iv)

FOR IMMEDIATE RELEASE

ICAHN EXTENDS TENDER OFFER FOR LIONS GATE COMMON SHARES

New York, New York, August 11, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn announced today that the offer by his affiliated entities to purchase up to all of the outstanding common shares of Lions Gate Entertainment Corp. for $6.50 per share in cash has been extended and will now expire at 8:00 p.m., New York City time, on October 22, 2010, unless further extended or withdrawn.

The purpose of this extension is to provide time to the Supreme Court of British Columbia to hear the Icahn Group’s claims in connection with the issuance of Lions Gate shares at a bargain price to a fund controlled by Mark Rachesky, a director and significant shareholder of Lions Gate, on July 20, 2010. This transaction – which Mr. Icahn believes severely diminishes the value of Lions Gate’s common equity – is a breach of conditions in the tender offer, which entitles the Icahn Group to terminate the offer without taking up and paying for any Lions Gate shares deposited under the offer. At this time, the Icahn Group intends to continue the offer in order to determine what relief is granted by the courts and regulators, but reserves the right to terminate the offer at any time for failure of the applicable conditions.

The terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and other related materials that have been distributed to holders of Lions Gate’s common shares and were filed with the SEC as exhibits to the Icahn Group’s amended Schedule TO and with the Canadian securities authorities on SEDAR. As of the close of business on August 10, 2010, no Lions Gate common shares had been tendered in the offer. Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE ICAHN GROUP HAS FILED WITH THE SEC AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AND HAS DISTRIBUTED TO HOLDERS OF COMMON SHARES. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN

A FREE COPY OF THE AMENDED TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT THE ICAHN GROUP HAS FILED (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT THE NEXT MEETING OF SHAREHOLDERS OF LIONS GATE AT WHICH INDIVIDUALS WILL BE ELECTED TO THE BOARD OF DIRECTORS OF LIONS GATE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS, OTHER THAN BRETT ICAHN, IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE TO FILED WITH THE SEC ON JULY 20, 2010 AND INFORMATION RELATING TO BRETT ICAHN IS CONTAINED IN THE SCHEDULE 14A FILED WITH THE SEC ON JULY 20, 2010.